SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                         Commission File Number 0-21904

                               CYRIX CORPORATION

             (Exact name of registrant as specified in its charter)

                         2703 North Central Expressway
                            Richardson, Texas 75080
                                 (972) 968-8387

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.004 per share

            (Title of each class of securities covered by this Form)

                                      None

    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                          Rule 15d(6)            [ ]


    Approximate number of holders of record as of the certification or notice date: 0

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cyrix Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


    DATE:  November 17, 1997               BY:  /s/ John M. Clark III
                                               __________________________
                                               Name:  John M. Clark III
                                               Title:  Vice President &
                                                       Secretary